Exhibit 10.1

ATI INC.
AMENDED EXECUTIVE SEVERANCE BENEFIT PLAN

Adopted September 19, 2024

ARTICLE I
NAME, PURPOSE AND EFFECTIVE DATE OF PLAN

1.1 Name of the Plan. ATI Inc. (together with its Subsidiaries, as defined in this Plan, the “Company”) hereby establishes a severance benefit plan for Eligible Employees (as defined in this Plan), to be known as the ATI Inc. Executive Severance Benefit Plan (the “Plan”) as set forth in this document. The Plan is intended to qualify as an employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

1.2 Purpose of the Plan. The purpose of the Plan is to provide Plan Participants (as defined in this Plan) a severance benefit in the event of certain Company-initiated Separations from Service without Cause (as defined in this Plan). The Plan is not intended as a replacement or substitution for any confidentiality or noncompete agreement between any person and the Company executed prior or subsequent to the effective date of the Plan.

1.3 Effective Date. The Plan is effective as of February 21, 2024.

ARTICLE II
DEFINITIONS

2.1 Definitions. When the following words and phrases appear in this Plan, they shall have the respective meanings set forth below unless the context clearly indicates otherwise:

(a)APP: The Annual Performance Program or any successor plan.

(b) Base Salary: The base salary of an Eligible Employee at his or her current stated annual rate on the date of such Eligible Employee’s Separation from Service. For the sake of clarity, Base Salary does not include overtime pay, cash or equity bonus or any other short or long-term incentive-based compensation or any other remuneration for any Eligible Employee.

(c) Board: The Board of Directors of the Company.

(d) Cause: Any termination of employment which is classified by the Company, in its sole discretion as a termination for cause, which may include, but shall not be limited to: (i) a Performance Termination; (ii) neglect of duty or misconduct of the Eligible Employee in discharging any of their duties and responsibilities; (iii) unexcused, or statutorily unprotected absenteeism or inattention to duties; (iv) failure or refusal to comply with the provisions of the Company’s Corporate Guidelines for Business Conduct and Ethics or any other Company rule or policy; or (v) misconduct, including but not limited to, engaging in conduct that is in any way disloyal to the Company, fraudulent, dishonest, unethical or illegal, or which the Committee otherwise determines to be detrimental to the Company.

(e) COBRA: Medical continuation coverage elected under the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985.

(f) Code: The Internal Revenue Code of 1986, as amended from time to time, and as construed and interpreted by valid regulations or rulings issued thereunder.

(g) Committee: The Compensation and Leadership Development Committee of the Board, or any successor committee thereof.

(h) Comparable Position: A position offered to an Eligible Employee, including but not limited to any position offered to an Eligible Employee by any successor entity in connection with any merger, reorganization, sale, spin-off or other disposition of the Company or any portion of the Company, will be considered a Comparable Position under this Plan unless the Committee determines in its sole discretion that: (i) there is a material diminution in the Eligible Employee’s compensation, comparing the Total Target Annual Compensation offered to the Eligible Employee’s Total Target Annual Compensation as in effect on the date of such offer, (ii) the geographic location at which the Eligible Employee must perform the services contemplated for the position offered is 50 miles or further away from the Eligible Employee’s work location in effect on the date of such offer, or (iii) the position offered to the Eligible Employee is a material diminution of the Eligible Employee’s title, authority, duties or responsibilities. The determination whether a position offered will be considered a Comparable Position under this Plan shall be in the Committee’s sole discretion. Any such determination by the Committee regarding whether an Eligible Employee is offered a Comparable Position shall be final and conclusive as to all Eligible Employees and other persons claiming rights under the Plan, subject to the Claim Procedure described in Article V of this Plan.

(i) Effective Date: February 21, 2024.

(j) Eligible Employee: The Company’s CEO and other executive officers on the regular payroll of the Company. For purposes of this subsection, “on the regular payroll” shall mean paid through a payroll department of the Company and shall exclude employees classified by the Company as intermittent or temporary and persons classified by the Company as independent contractors, regardless of how such employees or persons may be classified by any government agency, instrumentality or court, whether federal, state or local, domestic or foreign.

(k) Participant: An Eligible Employee who has met the eligibility requirements to receive Severance Benefits pursuant to Article III.

(l) Performance Termination: Any termination of employment with the Company which is classified by the Company as a termination for unsatisfactory performance of duties, or inability to meet the requirements of the position.

(m) Plan Year: A twelve calendar month period from January 1 through December 31.

(n) Separation from Service. Termination of employment with the Company.

(o) Severance Benefits: The Severance Pay, COBRA, outplacement assistance services and Employee Assistance Program services provided to a Participant pursuant to Article IV hereof.

(p) Severance Pay: Salary continuation payment made to a Participant pursuant to Article IV hereof.

(q) Subsidiary: Any entity incorporated under the laws of one of the States of the United States, 50% or more of the voting securities or other interests entitled to vote for the election of one or more managers or directors or otherwise representing equity ownership of which are owned directly or indirectly by the Company.

(r) Total Target Annual Compensation: The sum of an Eligible Employee’s Base Salary plus (i) such Eligible Employee’s current target opportunity under the APP and (ii) the aggregate grant date target value of such Eligible Employee’s most recent regular, annual long-term incentive award.

ARTICLE III
ELIGIBILITY AND PARTICIPATION

3.1 Participation. An Eligible Employee who is subject to a Company-initiated Separation from Service other than for Cause (as determined by the Committee) shall become a Participant, regardless of the Participant’s retirement eligibility or other status under any other plan or program maintained by the Company, (a) provided such Eligible Employee executes, delivers and does not revoke, within any applicable revocation period, the Confidential Separation and Release Agreement required under Section 3.3 hereof and (b) effective upon the expiration of any such revocation period. For the sake of clarity, an Eligible Employee shall be deemed not to have been the subject of a Company-initiated Separation from Service (and, therefore, shall not be a Participant) if the Eligible Employee is being or has been offered a Comparable Position.

3.2 Duration. A Participant remains a Participant under the Plan until the earliest of:

(a)the date the Participant is no longer entitled to receive any further Severance Benefits under Article IV; or

(b) the date the Plan terminates.

3.3 Confidential Separation and Release Agreement. No Eligible Employee shall be deemed a Participant entitled to receive Severance Benefits hereunder unless such Eligible Employee (a) executes and delivers a Separation and Release Agreement (the “Agreement”), in the form required by the Company, within 30 days following termination or such other period specified for such individual by the Company and (b) does not revoke such Agreement in writing within the 7-day period (or any other applicable revocation period) following the date on which it is executed and delivered.

3.4 Change in Control Agreements. Nothing in this Plan is intended to modify or supersede any Change in Control or similar agreement between the Company and any Eligible Employee or any other employee, the terms and conditions of which shall be controlling following any Change in Control as defined therein, in lieu of the provisions of the Plan.

ARTICLE IV
SEVERANCE BENEFITS

4.1 Severance Benefits. Each Participant shall receive the following Severance Benefits: :.

(a)Severance Pay. A Participant shall be entitled to Severance Pay equal to two times the Participant’s Base Salary, provided the Participant has been a full-time employee of the Company for at least 12 consecutive months prior to such Participant’s Separation from Service, provided, further, that in the discretion of the Company’s Chief Executive Officer, a Participant who has been employed for less than 12 consecutive months prior to such Participant’s Separation from Service may be offered Severance Pay in an amount not exceeding the amount such Participant would otherwise have been entitled hereunder had the Participant been so employed.

(i.)Unless otherwise specified by the Committee, Severance Pay shall be paid in approximately equal increments for a period of 24 months according to the Company’s regular payroll schedule, beginning with the first full payroll period applicable to the Participant following the date on which they became a Participant; provided, however, if the period for executing, delivering and non‑revocation of the Agreement under Section 3.3 spans two calendar years, the first payment shall be made in the second calendar year.

(ii.) The Severance Pay determined pursuant this section will be offset by any amount paid to a Participant (but not less than zero) pursuant to the Worker Adjustment and Retraining Notification Act (“WARN”), or any similar state or other law, in lieu of notice thereunder. The benefits provided under this Plan are intended to satisfy any and all statutory obligations that may arise out of a Company-initiated Separation from Service, and the Committee shall so construe and implement the terms of the Plan.

(iii.) If, at the time Severance Pay is to be made hereunder, a Participant is indebted or obligated to the Company or any affiliate, then such Severance Pay shall be reduced by the amount of such indebtedness or obligation to the extent allowable under applicable federal or state law, provided that the Company may in its sole discretion elect not to reduce the Severance Pay by the amount of such indebtedness or obligation and provided that any such election by the Company shall not constitute a waiver of its claim of such indebtedness or obligation, in accordance with applicable law.

(iv.) Severance Pay hereunder shall not be considered “compensation” for purposes of determining any benefits provided under any pension, savings, or other benefit plan maintained by the Company.

(b) Continuation of Coverage Under the Company’s Medical Plan. Provided that the Participant has timely elected, and he and/or any of his current dependents remains eligible for COBRA, the Company will reimburse the Participant or make COBRA continuation payments for medical coverage on behalf of the Participant, as appropriate, from the Participant’s Separation from Service until the earlier of (i) the first anniversary of the Participant’s Separation from Service or (ii) such time as Executive otherwise becomes Medicare-eligible. The Participant shall be responsible for any additional months of COBRA coverage elected beyond the months of COBRA provided by the Company under this Plan. The Participant may also enroll in other applicable COBRA coverage (e.g. dental and/or the health care spending accounts); however, the Participant shall be responsible for and must pay the COBRA premium for such coverage.

(c) Outplacement Services. Up to six months of outplacement services will be provided by a designated service provider, provided that the aggregate cost thereof shall not exceed $25,000 and provided, further, that such services are used within one year of the Participant’s Separation from Service. Services shall be paid by the Company directly to the outplacement service provider upon documentation of the expenditure.

(d) Incentive Compensation Programs. Nothing in this Plan is intended to modify or supersede the terms and conditions of the Company’s short or long term incentive compensation programs, including without limitation the APP, the Company’s 2022 Incentive Plan or any successor plan thereto and any award agreements governing the terms and conditions of any award thereunder.

4.2 Withholding. A Participant shall be responsible for payment of any federal, Social Security, state, local or other taxes on Severance Benefits under the Plan. The Company shall deduct from Severance Pay any federal, Social Security, state, local or other taxes which are subject to withholding, as determined by the Company.

4.3 Forfeiture, Recoupment and Recovery of Overpayments. If it is determined that any amount paid to an individual under this Plan should not have been paid or should have been paid in a lesser amount, written notice thereof shall be given, and such individual shall promptly repay the amount of the overpayment to the Plan. Notwithstanding the foregoing, the Plan in all cases reserves the right to pursue collection of any remaining overpayments if the above recovery efforts under this paragraph have failed.

Without limiting the foregoing, if, following a Participant’s Separation from Service for a reason other than the Participant’s termination for Cause, the Company discovers facts that such Participant’s Separation from Service could have been for Cause, such Participant’s Separation from Service will be deemed to have been for Cause for all purposes, and as a result, (a) the Company will cease payment of any benefit otherwise payable to the Participant under the Plan and (b) the Participant will be required to repay to the Company all cash amounts received under the Plan that would not have been payable to such Participant had such Separation from Service been a termination for Cause under Section 3.1 above.

Further, all amounts to which a Participant is entitled under this Plan shall be subject to forfeiture and/or repayment to the Company to the extent and in the manner required (i) to comply with any requirements imposed under applicable laws, regulations, stock exchange listing rules or other rules; (ii) under the terms of the ATI Inc. Executive Compensation Recovery Policy, or other similar policy, to the extent applicable to the Participant, or under any other policy or guideline adopted by the Company for purposes of fraud prevention, governance, avoidance of monetary or reputational damage to the Company and its affiliates or similar reasons, whether or not such policy or guideline was in place at the time the Participant becomes eligible to participate in this Plan (and such requirements shall be deemed incorporated into this Plan without the consent of the Participant).

ARTICLE V
PLAN ADMINISTRATION

5.1 Powers. The Committee shall have all such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the power to construe or interpret the Plan, to determine all questions of eligibility hereunder, and to perform such other duties as may from time to time be delegated to it by the Board. The Committee may designate an individual Plan Administrator (“Plan Administrator”) to assist in the execution of its obligations with respect to the Plan. If the Committee does not expressly designate a separate Plan Administrator, the Committee shall, for purposes of this Plan, be deemed the Plan Administrator. Any interpretations of this Plan by persons other than the Committee or individuals or organizations to whom the Committee has delegated administrative duties shall have no effect hereunder.

5.2 Decisions. All decisions of the Committee shall be uniformly and consistently applied to all Eligible Employees and Participants under this Plan in similar circumstances and shall be conclusive and binding upon all persons affected by them.

5.3 Books and Records. The records of the Company shall be conclusive evidence as to all information contained therein with respect to the basis for participation in the Plan and for the calculation of Severance Benefits.

5.4 Claim Procedure. The Committee procedure for handling all claims hereunder and review of denied claims shall be consistent with the provisions of ERISA. If a claim for Plan benefits is denied, the Committee shall provide a written notice within 90 days to the person claiming the benefits that contains the specific reasons for the denial, specific references to Plan provisions on which the Committee based its denial and a statement that the claimant may (a) request a review upon written application to the Committee within 60 days, (b) may review pertinent Plan documents and (c) may submit issues and comments in writing. If a claim is denied because of incomplete information, the notice shall also indicate what additional information is required. If additional time is required to make a decision on the claim, the Committee shall notify the claimant of the delay within the original 90-day period. This notice will also indicate the special circumstances requiring the extension and the date by which a decision is expected. This extension period may not exceed 90 days beyond the end of the first 90-day period.

The claimant may request a review of a denied claim by writing the Committee in care of the Chief Human Resources Officer or Chief Legal Officer (the “Appeal Committee”). The appeal must, however, be made within 60 days after the claimant's receipt of notice of the denial of the claim. Pertinent documents may be reviewed in preparing an appeal, and issues and comments may be submitted in writing. An appeal shall be given a complete review by the

Appeal Committee, and a written decision shall be provided within 60 days, including reasons for such denial, a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents and information relevant to the Participant’s appeal, and a statement of the Participant’s right to bring an action under Section 502(a) of ERISA. If there are special circumstances requiring an extensive review, the Appeal Committee shall notify the claimant in a written notice within the original 60-day period of its receipt of the appeal and indicating that the decision will be delayed. A final decision on the appeal shall be made within 120 days of the Appeal Committee's receipt of the appeal. No legal actions may be brought on a claim more than one year after the Appeal Committee issues its final decision on the claim.

The Committee and the Appeal Committee shall have all of the authority with respect to all aspects of claims for benefits under the Plan, and it shall administer this authority in its discretion.

5.5 Committee Discretion. Any action on matters within the discretion of the Committee, including but not limited to, the amount of Severance Pay or other Severance Benefits conferred upon a Participant, shall be final and conclusive as to all Eligible Employees and other persons claiming rights under the Plan. The Committee shall exercise all of the powers, duties and responsibilities set forth hereunder in its sole discretion. Notwithstanding anything in this Plan to the contrary, the Committee shall have the sole discretion to interpret the terms of the Plan included but not limited to, whether a Separation from Service is Company-initiated, whether an Eligible Employee’s Separation from Service is for Cause or whether a Participant could have been terminated for Cause, whether an Eligible Employee is offered a Comparable Position, and whether any Severance Benefit shall be payable to any Eligible Employee under this Plan.

5.6 Plan Amendments. The Committee may from time to time modify, alter, amend or terminate the Plan. Any action permitted to be taken by the Board under the foregoing provision may be taken by the Company’s Chief Human Resources Officer if such action is required by law. Any action taken by the Committee shall be made by or pursuant to a resolution duly adopted by the Committee and shall be evidenced by such resolution. The Committee also shall have the right to make any amendment retroactively which is necessary to bring the Plan into conformity with the Code or other applicable law. Any such amendment will be binding and effective for the Company.

5.7 Delegation of Duties. This Plan is sponsored by ATI Inc. The Committee reserves the right to delegate any and all administrative duties to one or more individuals or organizations. Any reference herein to any other entity or person, other than the Committee or any of its members, which is performing administrative services shall also include any other third-party administrators. The responsibilities of any third-party administrator may be governed, in part, by a separate administrative services contract.

ARTICLE VI
LIMITATIONS AND LIABILITIES

6.1 Non-Guarantee of Employment. Nothing contained in this Plan shall be construed as a contract of employment between the Company and any Eligible Employee or Participant, or as a

right of any Eligible Employee to be continued in the employment of the Company, or as a limitation of the right of the Company to discharge any Eligible Employee with or without Cause. Nor shall anything contained in this Plan affect the eligibility requirements under any other plans or programs maintained by the Company, nor give any person a right to coverage under any other plan or program.

6.2 Non-Alienation. Except as otherwise provided herein, no right or interest of any Participant in the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, attachment, garnishment, execution, levy, bankruptcy, or any other disposition of any kind, either voluntary or involuntary, prior to actual receipt of payment by the person entitled to such right or interest under the provisions hereof, and any such disposition or attempted disposition shall be void.

6.3 Applicable Law. This Plan is construed under, to the extent not preempted by federal law, enforced in accordance with and governed by the laws of the Commonwealth of Delaware. If any provision of this Plan is found to be invalid, such provision shall be deemed modified to comply with applicable law and the remaining terms and provisions of this Plan will remain in full force and effect.

6.4 Notice. Any notice given hereunder is sufficient if given to the Eligible Employee by the Company, or if mailed to the Eligible Employee to the last known address of the Employee as such address appears on the records of the Company.

6.5 Service of Process. The Plan Administrator shall be the designated recipient of the services of process with respect to legal actions regarding the Plan.

6.6 No Guarantee of Tax Consequences. The Company makes no commitment or guarantee that any amounts paid to or for the benefit of a Participant under this Plan will be excludable from the Participant's gross income for federal, Social Security, or state income tax purposes, or that any other federal, Social Security, or state income tax treatment will apply to or be available to any Participant. It shall be the obligation of each Participant to determine whether each payment under this Plan is excludable from the Participant's gross income for federal, Social Security, and state income tax purposes, and to notify the Plan Administrator if the Participant has reason to believe that any such payment is not so excludable. This Plan is intended to be compliant with Section 409A of the Code and the guidance promulgated thereunder to the extent subject thereto or be exempt therefrom and, accordingly, to the maximum extent permitted the Plan shall be interpreted and administered to be in compliance therewith. Any payments provided under the Plan that are payable within the short-term deferral period or subject to any exceptions as defined or provided in Section 409A of the Code shall not be treated as deferred compensation unless otherwise required by applicable law. To the extent a Participant would otherwise be entitled to any payment under this Plan, or any plan or arrangement of the Corporation or its affiliates, that constitutes “deferred compensation” subject to Section 409A payable by reason of separation from service, and that if paid or provided during the six months beginning on the date of termination of a Participant’s employment would be subject to the Section 409A additional tax because the Participant is a “specified employee” (within the meaning of Section 409A and as determined by the Company) the payment will be paid (or will commence being paid, if applicable) to the Participant on the earlier of the six month anniversary of the Participant’s date of termination or the Participant’s death. Each payment made under this

Plan shall be deemed to be a separate payment. Notwithstanding any other provision of this Plan, the Company and the Committee shall administer and interpret the Plan, and exercise all authority and discretion under the Plan, to satisfy the requirements of Code Section 409A and the guidance promulgated thereunder and any noncompliant provisions of this Plan will either be void or deemed amended to comply with Section 409A of the Code and the guidance promulgated thereunder.

6.7 Limitation of Liability. Neither the Company, the Plan Administrator, nor the Committee shall be liable for any act or failure to act which is made in good faith pursuant to the provisions of the Plan, except to the extent required by applicable law. It is expressly understood and agreed by each Eligible Employee who becomes a Participant, by virtue of their participation in the Plan, that, except for its or their willful misconduct or gross negligence, neither the Company, the Plan Administrator nor the Committee shall be subject to any legal liability to any Participant, for any cause or reason whatsoever, in connection with this Plan, and each such Participant hereby releases the Company, its officers and agents, and the Plan Administrator, and its agents, and the Committee, from any and all liability or obligation except as provided in this paragraph.